UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2015 (July 30, 2015)
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BlackRock, Inc.
(Exact name of registrant as specified in its charter)
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DELAWARE	001-33099	32-0174431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, New York, New York	10055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 810-5300

(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of New Director

On July 30, 2015, the Board of Directors (the “Board”) of BlackRock, Inc. (the “Company”) elected Gordon M. Nixon to serve as a director of the Board.  Mr. Nixon was formerly President and Chief Executive Officer of the Royal Bank of Canada (“RBC”). Mr. Nixon was also a director of RBC. Mr. Nixon, who retired from RBC on August 1, 2014, will join the Board on October 6, 2015 as an independent director.

Neither Mr. Nixon, nor any member of his immediate family, is a party, directly or indirectly, to any related person transaction required to be reported pursuant to Item 404(a) of Regulation S-K, except as follows. Pursuant to a distribution agreement, RBC received approximately $2.5 million from the Company in distribution and other fees during fiscal 2014. RBC currently serves as a co-lender under the Company’s five-year revolving credit facility and acted as a co-manager in the Company’s offering of 3.50% Notes due 2024 in March 2014. RBC received approximately $250,000 for such services.

The Company issued a press release on July 30, 2015 announcing the appointment of Mr. Nixon. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release issued by the Company on July 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock, Inc.
(Registrant)

By:	/s/ Daniel R. Waltcher
	Name:	Daniel R. Waltcher
	Title:	Managing Director and Deputy General Counsel

Date: July 30, 2015